EXHIBIT 99.1
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Polo Ralph Lauren Corporation (ticker: RL, exchange: New York Stock Exchange)
News Release -5/26/04
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POLO RALPH LAUREN TO ACQUIRE CHILDRENSWEAR LICENSEE

     NEW YORK--(BUSINESS WIRE)--May 26, 2004--Polo Ralph Lauren Corporation (NYSE:RL) today announced that it has signed a definitive agreement to purchase certain assets of RL Childrenswear Company LLC, its licensee for childrenswear in the United States, Canada and Mexico.

     "Over the past few years, we have taken strategic steps to establish more direct control over our valuable brand on a worldwide basis. From our geographic acquisitions of our European operations and our majority interest in our Japanese business, to our assuming operational responsibility of our Lauren brand, we have been able to build our brand on a consistent global view. We are now adding another important business that we believe we can continue to expand. Since launching Polo for boys 25 years ago, we've developed a substantial global business extending beyond boys to include newborns, infants, toddlers and girls," said Ralph Lauren, Chairman and Chief Executive Officer. "We believe we can continue to build our brand by introducing additional product categories, expanding this business through our Ralph Lauren retail stores, and building a larger global business."

     "Our relationship with our licensee has been a mutually rewarding one over the years and together we have built a sizeable childrenswear business in North America," said Roger Farah, President and Chief Operating Officer. "This transaction positions us to take advantage of very favorable demographics that support growth in children's apparel and other related product categories. Direct ownership allows us to further develop the brand and leverage our operational expertise to optimize the financial contribution to our Company."

     The purchase is a cash transaction for approximately $230 million, subject to final closing adjustments, with contingent and deferred payments, not to exceed $20 million, over the next three years. The transaction is expected to close in June 2004. Consummation of the transaction is subject to review under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions.

     The transaction is expected to be neutral to Polo Ralph Lauren's earnings in Fiscal 2005, after taking into account the elimination of licensing royalties from the children's business upon closure of the transaction. The Company expects wholesale revenues in the first full year of operation in Fiscal 2006 to be more than $200 million with earnings per share in the range of $0.15 to $0.20.

     RL Childrenswear Company LLC, or its affiliated company, S. Schwab Company, Incorporated, has been a Polo Ralph Lauren licensee since 1993, holding exclusive licenses to design, manufacture, merchandise and sell newborn, infant, toddler, and girls and boys clothing in the United States, Canada and Mexico. The current license agreement will terminate in 2013. S. Schwab Company, Incorporated, also designs, manufactures and distributes infants' and children's apparel under the Little Me and Little Tikes brands.

     UBS Investment Bank acted as the exclusive financial advisor to Polo Ralph Lauren with respect to this transaction.

     Although Polo Ralph Lauren Corporation and RL Childrenswear Company LLC have executed a definitive agreement, no assurance can be given that the transaction will close

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     as contemplated. Certain statements including, without limitation, the statements made by Ralph Lauren and Roger Farah and the statements relating to the earnings outlook contained herein constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and involve certain risks and uncertainties. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ are the following: risks associated with implementing the Company's plans to enhance its worldwide luxury retail business, inventory management program and operating efficiency initiatives; risks associated with the start-up of the Lauren line; risks associated with changes in the competitive marketplace, including the introduction of new products or pricing changes by the Company's competitors; changes in global economic and political conditions; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company's dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with general economic downturn and other events leading to a reduction in discretionary consumer spending; risks associated with financial distress of licensees, including the impact of our net income and business of one or more licensees reorganization; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing and the possible adverse impact of changes in import restrictions; risks related to fluctuations in foreign currency affecting our foreign subsidiaries; foreign licensees' results of operations and the relative prices at which we and our foreign competitors sell products in the same market and our operating and manufacturing costs outside of the United States; risks associated with our control by Lauren family members and the anti-takeover effect of multiple classes of stock; risks associated with consolidations, restructurings and other ownership changes in the retail industry; risks associated with competition in the segments of the fashion and consumer product industries in which the Company operates, including the Company's ability to shape, stimulate and respond to changing consumer tastes and demands by producing attractive products, brands and marketing, and its ability to remain competitive in the areas of quality and price; risks associated with uncertainty relating to the Company's ability to implement its growth strategies; risks associated with the Company's entry into new markets either through internal development activities or through acquisition; risks associated with the possible adverse impact of the Company's unaffiliated manufacturers inability to manufacture in a timely manner, to meet quality standards or to use acceptable labor practices and other factors detailed in the filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

     Polo Ralph Lauren Corporation is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 35 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include "Polo", "Polo by Ralph Lauren", "Ralph Lauren Purple Label", "Polo Sport", "Ralph Lauren", "Blue Label", "Lauren", "Polo Jeans Co.", "RL", "Chaps", and "Club Monaco" among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.polo.com.

         CONTACT:  Polo Ralph Lauren, New York

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         Investor Contact:  Denise Gillen, 212-318-7516

         Media Contact:  Nancy Murray, 212-813-7862


SOURCE:  Polo Ralph Lauren Corporation